EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of the __ day of February, 2009, by and between AEGEAN EARTH & MARINE CORPORATION, a corporation formed under the laws of the Cayman Islands with its main office at 700 Gemini, Houston, Texas 77056 and having representative offices at El. Venizelou 71, Kallithea 176 71, Greece, (the “Company” or “AE&M”) and DIMITRIOS K. VASILLIKOS, an individual with offices at 5 Hxous Str. Athens, GR 11146, (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company is an existing entity, has few assets and/or operations but intends to engage in the planning, development and execution of projects in the area of food processing and ancillary development and also is interested in the development of resorts and touristic projects with accompanying real estate development in the Hellenic Republic;

WHEREAS, the Company desires to engage the services of Executive as its Chief Executive Officer and member of its Board of Directors and Executive is willing to accept such engagement, all on and subject to the terms and conditions hereinafter set forth;

WHEREAS, the Term (as defined below) of this Agreement will commence on the date (the “Start Date”) that (i) AE&M completes the acquisition (the “Share Acquisition”) of all of the outstanding capital stock of Temhka A.E. (“Temhka”), a company organized under the laws of Hellenic Republic, and (ii) in connection and simultaneously therewith, AE&M completes a private placement of its equity securities, solely to accredited investors, of not less than $2,500,000 (the “PIPE Financing”).

WHEREAS, the terms of this Employment Agreement are subject to annual review (“Annual Review”) by the Executive Compensation Committee of the Board of Directors of AE&M or members of the AE&M board of directors performing similar functions (the “AE&M Compensation Committee”), but neither party hereto is obligated and/or required to adjust, revise, amend and/or otherwise change the terms hereof;

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.

Employment.  During the Term (hereinafter defined) of this Agreement, the Company hereby employs Executive as its Chief Executive Officer and as a member of its Board of Directors and Executive hereby accepts such employment, subject to the terms and conditions set forth in this Agreement.

2.

Executive's Duties and Responsibilities.

2.1.

Executive will, during the Term of this Agreement, have all of the duties, powers and authority, and will perform all services customarily associated with, the positions of Chief Executive Officer of the Company and such other duties and services as the Company Board of Directors (the “Board of Directors”) may assign to him from time to time during the Term of this Agreement.  In such capacity, Executive shall report to the

 Board of Directors.  Executive shall perform such services diligently, in good faith and in a manner consistent with the best interests of the Company.  Executive will devote substantially all of his business time and efforts to the performance of his services under this Agreement during the Term hereof.

2.2.

During the Term of this Agreement, Executive shall provide the Company with notice of all proposed transactions and/or opportunities in the food production, agricultural and real estate development sectors of Greece that may be brought to his attention and/or otherwise introduced to him that relate directly and/or indirectly to the business intended to be undertaken by the Company and the Company shall have the sole, irrevocable and exclusive right as between the Company and Executive, to take advantage of or otherwise act upon any such proposed transactions and/or opportunities.

2.3.

In the event that, at any time during the Term hereof, the Company decides to obtain key man life insurance on Executive’s life, with the Company as the beneficiary thereof, Executive will cooperate with the Company and its insurer in its effort to obtain such insurance.

3.

Term.

3.1.

The term of this Agreement shall commence on the Start Date and, unless earlier terminated pursuant to Section 3.2 below, shall continue until the date five (5) years following the Start Date (the “Initial Term”). Thereafter, this Agreement shall continue for successive two-year terms thereafter (each, a “Renewal Term”), unless either party delivers to the other party written notice of its intention to not renew the Agreement no less than ninety (90) days prior to the expiration of the Initial Term or Renewal Term, as the case may be (the Initial Term and each Renewal Term, collectively referred to herein as the “Term”).

3.2.

Notwithstanding the provisions of Section 3.1 above, the Company may terminate this Agreement upon the occurrence of any of the following events:

(a)

The death of Executive; or

(b)

The Permanent Disability of Executive, defined as the inability of Executive to perform a material portion of his services under this Agreement, as a result of physical or mental disability as determined by an independent physician selected by the Company; or

(c)

For any breach or default by Executive of any of Executive’s representations, warranties, obligations or covenants under this Agreement and/or Executive’s failure to follow the directions of the Board of Directors of the Company; or

(d)

A finding and/or conviction of Executive for any civil and/or criminal charge involving embezzlement, fraud, misappropriation of funds or moral turpitude whether relating to the Company or otherwise; or

(e)

At the election of the Company with written notice to Executive, upon any Change of Control.  For purposes of this Agreement, a “Change of

Control”  shall occur or be deemed to have occurred at such time as (A) any “person” (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty (50%) percent or more of the combined voting power of  the Company’s outstanding securities, (B) there is a direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company or any other transfer of all or substantially all of the Company’s business, or (C) the individuals who are members of the Incumbent Board cease for any reason to constitute at least fifty percent (50%) of the Company’s Board of Directors. “Incumbent Board” means the individuals who, as of the effective date of this Agreement, are members of the Board and any new director approved by a vote of at least fifty percent (50%) of the then Incumbent Board.

3.3.

Notwithstanding the provisions of Section 3.1 above, Executive may terminate this Agreement on the date twenty (20) days following the delivery of written notice to the Company by Executive of the termination of this Agreement for any material breach or default by the Company of any of its material representations, warranties, obligations or covenants to the Executive under this Agreement, provided that, with respect to any such breach or default which is curable, any such breach or default is not cured within thirty (30) days after such written notice from Executive.

4.

Annual Review.  In each fiscal year during the Term following the Start Date and commencing with the fiscal year end December 31, 2009, within sixty (60) days after AE&M files its Annual Report on Form 10-K with the SEC containing audited financial statements (“Audited Financials”), for such fiscal year the AE&M Compensation Committee shall review the Audited Financials and the terms of this Agreement including, but not limited to the Executives compensation as set forth in Section 5 below, and may in its sole discretion (but is under no obligation to) adjust, revise and/or amend the terms of this Agreement.

5.

Compensation.  In consideration of the performance by Executive of his services under this Agreement during the Term hereof, the Company shall pay Executive the following compensation:

5.1.

Base Salary.

(a) The Company shall pay Executive an annual base salary of Two Hundred Twenty Five Thousand Euros (€225,000) per year, for each full and partial year during the Term hereof (the “Base Salary”), to be paid to Executive in twelve (12) equal monthly installments of Eighteen Thousand Seven Hundred Fifty Euros (€18,750) (less all applicable withholding and other payroll tax deductions), in advance, on the first day of each month during the Term hereof.  The Base Salary for the first and last month of the Term hereof shall be prorated based upon the number of days in each of such months, and such prorated Base Salary for the first month of the Term hereof (less all such deductions) will be paid to Executive upon the first day of the Term of this Agreement.

(b)  The Executive will be entitled to an annual review, at which point the AE&M Compensation Committee in its sole discretion will determine an annual Salary increase for Executive.

5.2.

Options  In addition to the Base Salary, if for any fiscal year during the Term, Executive shall receive options for 300,000 shares with a strike price of $1.50 per share.  These options shall vest over a period of three years.  100,000 options will vest at the first vesting date, occurring one year from the date of this agreement, 100,000 options will vest at the second vesting date, occurring two years from the date of this agreement, and the remainder shall vest on the third anniversary of the date of this agreement.

5.3.

Expenses.  During the Term, the Company shall reimburse Executive for all reasonable ordinary and necessary out-of-pocket expenses incurred by him in the performance of his services under this Agreement, subject to and upon receipt by the Company of valid invoices in support thereof.  Such expenses for which Executive shall be entitled to reimbursement shall include, but not be limited to, reasonable travel, entertainment and lodging expenses.

5.4.

Other Compensation.  During the Term, Executive shall be entitled to (i) four (4) weeks paid vacation per calendar year and all vacations shall be scheduled so as not to interfere with operations of the Company or its subsidiary and (ii) health benefits that are commensurate with  Executives in similar positions.

5.5.

In the event that this Agreement is terminated pursuant to Section 3.2(e) or Section 3.3 hereof, the Company’s sole obligation to the Executive shall be to pay the Executive a one (1) time payment (the “Severance Payment”) equal to six (6) months’ of Executive’s then Base Salary, which Severance Payment shall be payable in six (6) equal monthly payments, with each payment payable on the tenth (10th) business day of each month with the first payment commencing on the first full month following the month in which this Agreement is terminated pursuant to Section 3.2(e) or Section 3.3 hereof; provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, if following the termination of this Agreement, the Executive obtains consulting jobs and/or other employment (full time or part time), the Company may offset the Severance Payments due Executive under this Agreement on a dollar for dollar basis against all remuneration or other benefit earned or received after such termination.  Any amounts due to the Executive under this Section 5.6 are considered to be reasonable by the Company and are not in the nature of a penalty.  Notwithstanding anything to the contrary provided herein or elsewhere, the Severance Payment shall be due and payable to Executive only if and when Executive executes a full and general release of any and all claims, damages and liabilities whatsoever Executive may have against the Company or against any of such persons officers, directors, agents, employees, attorneys and/or other affiliated and/or related parties (collectively, the “Company Parties”).

6.

Confidentiality and Non-Disclosure Covenant.  During the Term of this Agreement, Executive hereby acknowledges that he will obtain and be entrusted with nonpublic material confidential and proprietary information relating to the Company and its subsidiaries.  Such information to include information with respect to the Company’s respective present and proposed businesses and operations including, without limitation, financial information relating to the Company's respective present and proposed businesses and operations, the cost and pricing of the Company’s respective services, proposed acquisitions of the Company, the terms of all material agreements to which the Company is a party (including all memoranda of  understanding, letters of intent, and purchase agreements with third parties) and the sources and terms of any existing or proposed debt or equity financing of the Company.  All of such information that may be obtained by Executive shall, for purposes hereof, be referred to herein as “Confidential Information”.  Executive hereby agrees that, unless the Confidential Information becomes publicly known without any improper act of Executive, he shall not directly or indirectly during the Term of this Agreement or thereafter, use for his own benefit or in any manner whatsoever, divulge to any person, firm, corporation or other entity or otherwise publish or disclose any Confidential Information (except as necessary in connection with the performance of Executive's services under this Agreement, to comply with applicable laws or regulations and to Executive’s accountant or tax professional in connection with the preparation of Executive’s tax returns).  The confidentiality and other obligations and restrictions contained in this Section 6shall survive for a period of thirty (30) months following the expiration or termination of this Agreement.  Notwithstanding the foregoing, Executive shall not be in breach of this covenant with respect to any use or disclosure of any Confidential Information by him which is or becomes available in the public domain or is required as a result of any legal process served upon him in any judicial or administrative proceeding (provided that Executive provides prompt notice of any such process served upon him in order to enable the Company to timely contest the same, at its expense), or was obtained by Executive from a third party without such third party's breach of agreement or obligation of trust.

7.

Non-Competition; Non-Solicitation.

7.1.

Executive acknowledges and recognizes the highly competitive nature of the business and proposed business of the Company and hereby agrees that, during the Term hereof and for a period of thirty-six (36) months after the expiration or any earlier termination of the Term of this Agreement (other than any such earlier termination of this Agreement pursuant to the provisions of Sections 3.2(b), or 3.3 hereof, in which cases the provisions of this Section 7.1 shall not apply) (such period to be referred to hereinafter as the “Applicable Period”), he will not, directly and/or indirectly, on his own behalf and/or in the service of and/or on behalf of others, whether as an officer, director, partner, trustee, principal, employee, consultant, agent, and/or owner of any capital stock, partnership interest and/or other interest in any corporation, partnership or other entity, or in any other capacity, own an interest in, perform any services and/or conduct any activity for or on behalf of any entity which is engaged in a business which is in competition with the business in which the Company is engaged at the time of the termination (such prohibited activities being referred to herein as a “Precluded Business Activity”).  Executive acknowledges that, due to the nature of the Company’s business, it is essential to provide for as broad a geographical limitation as possible with respect to the aforementioned covenant. Without limiting the generality of the foregoing, it is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 7.1 to be reasonable, Executive agrees that in the event it is finally judicially determined by a court of competent jurisdiction that the specified time period or geographical area or scope of the foregoing restriction is unreasonable, arbitrary, or against public policy, contrary to law, invalid and unenforceable, the remaining provisions of this Agreement (including the remaining provisions of this Section) shall not be rendered void, shall not be affected thereby and shall remain in full force and effect and the provisions hereof which are the subject of any such judicial determination shall be deemed amended to apply to any such lesser time period, geographical area, or scope which is judicially determined or indicated to be reasonable, non-arbitrary and not violative of public policy, not contrary to law, invalid and/or unenforceable and such provisions, as modified, may be enforced by the Company against Executive in accordance with the terms hereof.  Notwithstanding the foregoing, nothing contained in this Section is intended to nor shall it preclude the ownership by Executive of more than five (5%) percent of the outstanding securities of any publicly owned corporation or other entity engaged in a Precluded Business Activity, provided that such ownership is solely for investment purposes and is not coupled during the period of one year after termination with any working relationship between Executive and such corporation or entity.

7.2.

Executive will not, at any time during or for thirty (30) months after the Term hereof, directly and/or indirectly, (i) solicit the business of any client or customer of the Company or its subsidiaries for purposes of engaging in activities which are the same as the activities of the Company or its respective subsidiaries, and/or (ii) solicit, interfere with, or endeavor either to cause any employee, agent, consultant, customer or supplier of the Company or its respective subsidiaries to leave his or her employment with the Company or its respective subsidiaries or terminate its relationship with the Company or its respective subsidiaries and/or (iii) induce or attempt to induce any such employee, agent, consultant, customer or supplier to breach any employment agreement or other agreement or arrangement that such employee, agent, consultant, customer, or supplier may have with the Company or its respective subsidiaries.

7.3.

 Executive hereby acknowledges that the provisions of Section 6 and of this Section 7 are necessary for the protection of the Company's business and goodwill and are considered by Executive to be fair and reasonable.  Executive further acknowledges that he has fully and carefully reviewed, considered and understands all of the restrictions imposed upon him under Section 6 and this Section 7.  Accordingly, Executive hereby acknowledges and agrees that in the event of any actual or threatened breach by him of the provisions of Section 6 and/or this Section 7, there will be no adequate remedy at law for any such breach or threatened breach and that any such breach or threatened breach may cause irreparable harm to the Company and, therefore, Executive hereby consents in any such instance to the granting of injunctive or other equitable relief to the Company, as a non-exclusive remedy, in any court of competent jurisdiction, without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy at a law or posting a bond therefore.

8.

Representations and Warranties.  The Company and Executive hereby represent and warrant to each other as follows:

8.1.

All action on the part of the Company and Executive necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, has been taken and this Agreement constitutes a valid and legally binding obligation of the Company and Executive, as applicable, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors' rights and by general principles of equity.

8.2.

The authorization, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a breach or default under any provision of any instrument, judgment, order, writ, decree or agreement to which the Company or Executive, as applicable, is a party or by which it or he is bound.

8.3.

There is no action, suit, proceeding, or investigation pending, or to the knowledge of the Company or Executive, as applicable, currently threatened against the Company or Executive, as applicable, in any way relating to the validity of this Agreement or the right of the Company or Executive, as applicable, to enter into or to perform under this Agreement or consummate the transactions contemplated hereby.

9.

Indemnification.

9.1.  Executive shall indemnify and fully defend, save and hold harmless the Company Parties from any damage, liability, loss, cost or expense (including all reasonable attorneys’ fees and expenses of counsel) (collectively, the “Losses”) arising out of or resulting from:

(a)

any untruth or inaccuracy in any representation or warranty of the Executive, or the breach of any representation or warranty of the Executive, contained in this Agreement; or

(b)

any failure of the Executive to perform or observe any term, provision, covenant or obligation contained in this Agreement or any task required of the Executive by the Board of Directors of the Company; or

(c)

any action or proceeding commenced against any Company Parties based upon or arising out of the performance of Executive’s services under this Agreement, or services otherwise provided to the Company and its affiliates, to the fullest extent permitted under applicable law.

9.2.

All costs and expenses reasonably incurred by any Company Parties in defense of any litigation, including reasonable attorneys’ fees and expenses of counsel, shall be paid from time to time by the Executive in advance of the final disposition of such litigation promptly upon receipt by the Executive of (i) a written request for payment given from time to time, and (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought..

10.

Miscellaneous.

10.1.

This Agreement constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed or modified except by an instrument in writing signed by the party to be bound thereby.

10.2.

All notices, consents, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, receipt acknowledged, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties hereto as follows (or to such other address and/or to such other persons as either of the parties hereto shall specify by notice given in accordance with this provision):

(a)

If to the Company:

Aegean Earth & Marine Corporation

El. Venizelos, 71

176 71 Kallithea

Greece

Attn: Joseph B. Clancy

(b)

If to Executive:

Dimitrios K. Vassilikos

5 Hxous Str.

Athens, GR 11146

with a copy to:

Except as otherwise expressly provided elsewhere in this Agreement, all such notices, consents, requests, demands and other communications shall be deemed given when personally delivered as aforesaid, or, if mailed as aforesaid, on the earlier of (i) the date of receipt or rejection by the addressee, or (ii) the third business day after the date of mailing thereof, except for a notice of a change of address which shall be effective only upon receipt.

10.3.

Neither party hereto may assign this Agreement or their respective rights, benefits or obligations hereunder without the written consent of the other party hereto, except that if the Company merges into a public company, this Agreement will be assigned to and assumed by the successor parent publicly owned entity on and subject to all of the terms and conditions contained in this Agreement.

10.4.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, administrators, executors and permitted assigns.  Nothing contained herein is intended to confer upon any person or entity, other than the parties hereto (and any successor to the Company pursuant to Section 10.3 hereof), and their respective successors, heirs, personal representatives, administrators, executors or permitted assigns, any rights, benefits, obligations, remedies or liabilities under or by reason of this Agreement.

10.5.

No waiver of this Agreement shall be effective unless in writing and signed by the party to be bound thereby.  The waiver by either party hereto of a breach of any provision of this Agreement, or of any representation, warranty, or covenant in this Agreement by the other party hereto shall not be construed as a waiver of any subsequent breach or of any other provision, representation, warranty, or covenant of such other party, unless the instrument of waiver expressly so provides.

10.6.

This Agreement shall be governed by and construed in accordance with the laws of the Hellenic Republic with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof.  The parties hereto hereby agree that, in the event of any action or proceeding brought by the Company against Executive to enforce the provisions of this Agreement, such action or proceeding may be brought in a court located in Athens, Greece.  By their execution hereof, each of the Company and Executive hereby consent and irrevocably submit to the in personam jurisdiction of such courts and agree that any process in any such action or proceeding commenced in any such court under this Agreement may be served upon him, or it, as applicable, personally, by certified or registered mail, return receipt requested, or by Federal Express or other courier service, with the same full force and effect as if personally served upon him.  Each of the parties hereto hereby waive any claim that the jurisdiction of any such court is not a convenient forum for any such action or proceeding and any defense of lack of in personam jurisdiction with respect thereto.  In the event of any action or proceeding under this Agreement, the party prevailing therein shall be entitled to payment from the other party hereto of all of its costs in connection therewith, including its counsel fees and disbursements.

10.7.

The parties hereto hereby agree that, at any time and from time to time during the Term hereof, upon the reasonable request of the other party hereto, they shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required to more effectively consummate this Agreement and the transactions contemplated thereby or to confirm or otherwise effectuate the provisions of this Agreement.

10.8.

If any term or provision of this Agreement, or the application thereof to any person or circumstance, is finally determined by a court or to any extent to be illegal, invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held illegal, invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted hereunder and by law.

10.9.

The parties to this Agreement hereby acknowledge that they have been represented by separate counsel in connection with the negotiations and execution of this Agreement.

10.10.

The Section headings contained in this Agreement are for the purpose of convenience only and are not intended to define or limit the contents of said Sections.

10.11.   This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which when taken together, shall constitute one and the same instrument, and this Agreement may be completed by facsimile transmission, which transmission will be deemed to be an original and considered fully legal and binding on all of the signatories hereto.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date first above written.

WITNESS:	AEGEAN EARTH & MARINE CORPORATION

/s/ Dimitrios Selimis	By:	/s/ Joseph B. Clancy
Joseph B. Clancy, Director
Dimitrios Selimis
Print Name

WITNESS:

/s/ Dimitrios Selimis		/s/ Dimitrios K. Vasillikos
Dimitrios K. Vasillikos
Dimitrios Selimis
Print Name